Exhibit 5.3

Réti, Antall & Partners

Law Firm

Vantage Drilling Company

777 Post Oak Boulevard, Suite 800

Houston, Texas, 77056

United States

Re:	Hungarian Legal Opinion

Budapest, April 26, 2013

Dear Sirs,

We refer to the Form S-4 Registration Statement (under the United States Securities Act of 1933) to be filed by Offshore Group Investment Limited (“OGIL”) with the United States Securities and Exchange Commission on, or around, April 26, 2013, as may from time to time be amended (hereinafter referred to as the “Registration Statement”). This is a Hungarian legal opinion as referred to in the Legal Matters section and Item 21 (Exhibits) of the Registration Statement.

1	DESCRIPTION OF THE TRANSACTION

We have acted as Hungarian legal advisors to Vantage Holding Hungary Korlátolt Felelősségű Társaság (registered seat: 1077 Budapest, Wesselényi u. 16., Hungary; company registry number: 01-09-913549; the “Guarantor”) with respect to the preparation of the Registration Statement in connection with the registration by OGIL under the Securities Act of 1933, as amended (the “Securities Act”), of the offer to exchange (the “Exchange Offer”) (i) up to $ 775,000,000 aggregate principal amount of OGIL’s 7.125% Senior Secured First Lien Notes due 2023 (the “Exchange Notes”) for a like principal amount of OGIL’s outstanding 7.125% Senior Secured First Lien Notes due 2023 (the “Outstanding Notes”) and (ii) the guarantees (the “Guarantees”) of the Parent and the subsidiary guarantors (including the Guarantor) of the Outstanding Notes for the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes will be issued, under that certain Indenture originally dated as of March 28, 2013 (the “Indenture”), made among OGIL and the subsidiary guarantors on the one hand, and Wells Fargo Bank, National Association, as trustee and noteholder collateral agent (the “Trustee”) on the other hand. Capitalized terms used but not defined herein shall have the meaning given such terms in the Indenture.

H-1077 Budapest, Wesselényi u. 16/A. Tel.: (+36) 1 461 9888, Fax: (+36) 1 461 9898, www.pwclegal.com/hu

Réti, Antall & Partners

2	DEFINED TERMS

Terms defined in the Indenture have the same meaning when used in this opinion, unless otherwise defined in this opinion or the Schedule to this opinion.

3	DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the documents listed in the Schedule to this opinion (the “Documents”). The Schedule forms an integral and inseparable part of this opinion.

4	BASIS OF OPINION

4.1	This opinion is limited to the matters specifically determined below and is issued to you only for the purposes set out herein and is not to be read as extending, by implication or otherwise, to any other matters. In particular, we give no opinions as to matters of fact (except for the matters specifically determined below).

4.2	We are qualified to practice Hungarian law only, and we do not hold ourselves out as being conversant with, and express no opinion as to, the laws of any jurisdiction other than those of Hungary. This opinion is confined to and given on the basis of Hungarian law as currently in force, and it shall be construed in accordance with Hungarian law. We have made no independent investigation and do not express or imply any opinion as to the laws of any other jurisdiction and we have assumed, without inquiry, that there is nothing in the laws of any such jurisdiction which would or might affect our opinion as stated herein.

5	ASSUMPTIONS

We have assumed:

5.1	where we examined copies of original documents, that all such copies were true, authentic, full and unaltered copies of the relevant original documents, as well as the genuineness of all signatures on such documents:

5.2	insofar as the laws of any jurisdiction, other than Hungary, may be relevant that such laws do not prohibit any of the obligations or rights expressed in the Registration Statement or any future transactions falling under the scope of the Registration Statement;

5.3	the validity and binding effect under the laws of the State of New York and the United States of America of the Exchange Notes and associated Guarantees in accordance with their respective terms;

Réti, Antall & Partners

5.4	that each of the parties to the Exchange Notes and associated Guarantees (other than the Guarantor):

a)	have been duly incorporated and are validly existing, and have the necessary power, authority and capacity to execute and deliver the Exchange Notes and the associated Guarantees; and

b)	have complied with all laws and regulations, other than any required under the laws of Hungary, applicable to the execution and delivery of the Exchange Notes and the associated Guarantees, and obtained in accordance with the applicable laws all governmental and other consents, licences and approvals, other than any required under the laws of Hungary, for the execution and delivery thereof;

5.5	that the Exchange Notes and the associated Guarantees have been executed and delivered in order to enter into future transactions in good faith and for bona fide commercial purposes;

5.6	that there are no agreements or arrangements in existence between the parties to the Exchange Notes and the associated Guarantees (other than the Guarantor) and any other persons which in any way amend, add to or vary the terms of the Exchange Notes and/or the associated Guarantees or the respective rights, interests or obligations of the parties thereto; and

5.7	that there are no contractual or similar restrictions binding on any of the parties to the Exchange Notes and the associated Guarantees (other than the Guarantor) which would affect the conclusions in this opinion.

6	RESERVATIONS

Our opinion is subject to the following reservations:

6.1	The opinions hereinafter expressed are based upon the laws in effect on the date hereof and are limited to matters governed by the laws of Hungary. Subsequent changes to such laws may result in different conclusions than those expressed herein. We undertake no obligation to advise you of any such changes.

6.2	In compliance with Section 4.2 of this opinion, we express no opinion as to any matters pertaining to any issues that may arise in connection with the Exchange Notes and/or the associated Guarantees under the laws of the State of New York or the United States of America, and in particular as to the valid corporate existence of the parties to the Exchange Notes and/or the associated Guarantees (other than the Guarantor), the power and authority of the parties to the Exchange Notes and/or the associated Guarantees (other than the Guarantor) to execute and deliver the Exchange Notes and/or the associated Guarantees or to undertake any obligations thereunder.

6.3	The description of obligations as “enforceable”, or the term “enforceability” refer to the legal character of the obligations in question, i.e., that obligations are of a character which Hungarian law recognizes and enforces.

6.4	The obligations of the Guarantor and Vantage Drilling Company, as the founder and sole member of the Guarantor, are subject to and may be limited by insolvency, bankruptcy, liquidation, fraudulent conveyance, reorganization, moratorium, examinership, statutes of limitation, set-off and other similar laws affecting creditors’ rights generally.

Réti, Antall & Partners

6.5	The opinion is based upon the assumption that the Exchange Notes and the associated Guarantees will comply with the Indenture, the laws of the State of New York and the United States and/or any other applicable laws, other than the laws of Hungary.

6.6	We express no opinion as to the tax status or tax liability of the Guarantor.

7	OPINIONS

BASED UPON, and SUBJECT TO the foregoing, and having considered such questions of Hungarian law as we have deemed necessary as a basis for the opinion expressed below, we are of the opinion that:

7.1	The Guarantor is a limited liability company (korlátolt felelősségű társaság) duly incorporated and registered under the laws of Hungary;

7.2	The Guarantor has the corporate power to execute, deliver and perform the obligations assumed under the Exchange Notes and the associated Guarantee;

7.3	The execution and delivery of the Exchange Notes and the associated Guarantee by the Guarantor, and the performance of its obligations thereunder, do not conflict with, or result in, a breach of any of the terms or provisions of the Guarantor’s Deed of Foundation or any law or regulation applicable to the Guarantor under the laws of Hungary currently in force;

7.4	The execution, delivery and performance of the Exchange Notes and the associated Guarantee has been authorized by and on behalf of the Guarantor and the Guarantee has been duly executed and delivered on behalf of the Guarantor and constitute the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms;

7.5	The associated Guarantee issued by the Guarantor in connection with debt securities lawfully issued by OGIL pursuant to the Indenture, when issued, constitutes a legal and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its respective terms.

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Réti, Antall & Partners

This opinion is for your benefit in connection with the filing of the Registration Statement and may be relied upon by Fulbright & Jaworski L.L.P. and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

Réti, Antall & Partners Law Firm

/s/ Dr. Várszegi Zoltán	/s/ Dr. Antall György
Dr. Várszegi Zoltán	Dr. Antall György
Member of the Law Firm	Partner

Réti, Antall & Partners

SCHEDULE

List of documents examined for the purpose of issuing the Hungarian law opinion:

1.	the Deed of Foundation of the Company dated as of May 23, 2012 (the “Deed of Foundation”);

2.	the company registry extract of the Company dated as of April 26, 2013;

3.	Members’ list of the company dated as of March 28, 2013;

4.	the Indenture;

5.	Guarantee executed by the Guarantor.